Exhibit 99.1

Bristol Myers Squibb Reports Third Quarter Financial Results for 2023

•Reports Third Quarter Revenues of $11.0 Billion
•Posts Third Quarter GAAP Earnings Per Share of $0.93 and Non-GAAP EPS of $2.00; Includes Net Impact of ($0.03) Per Share for GAAP and Non-GAAP EPS Due to Acquired IPRD Charges and Licensing Income
•Reports Third Quarter Revenue Growth for In-Line Products and New Product Portfolio of 8%, or 7% When Adjusted for Foreign Exchange
•Achieves Key Clinical and Regulatory Milestones Across Multiple Therapeutic Areas
•Strengthens Oncology Portfolio with Planned Acquisition of Targeted Oncology Company Mirati Therapeutics
•Adjusts 2023 GAAP EPS Guidance; Raises Midpoint of Non-GAAP EPS Guidance Range
•Updates Medium-Term Financial Targets

(PRINCETON, N.J., October 26, 2023) – Bristol Myers Squibb (NYSE:BMY) today reports results for the third quarter of 2023, which reflect significant pipeline progress and advances in the company's portfolio renewal strategy.

“My excitement for the company's future is centered on the diversification of our business, the breadth of our new product portfolio and the strength of our pipeline,” said Giovanni Caforio, M.D., board chair and chief executive officer, Bristol Myers Squibb. “I am proud of what we have achieved together and look forward to what the dedicated people of our company will continue to accomplish for patients."

Christopher Boerner, Ph.D., executive vice president and chief operating officer and CEO-elect, Bristol Myers Squibb, added the following:
“I want to thank Giovanni for his tremendous leadership and commitment not only to patients, but also to strengthening our company. During the third quarter, we continued to grow our in-line and new product portfolio. We remain focused on accelerating commercial performance, advancing our pipeline and harnessing our financial flexibility to pursue business development opportunities that benefit patients."

	Third Quarter
$ amounts in millions, except per share amounts	2023	2022	Change	Change Excl. F/X**
Total Revenues	$10,966	$11,218	(2)%	(3)%
Earnings per share - GAAP*	0.93	0.75	24%	N/A
Earnings per share - Non-GAAP*	2.00	1.99	1%	N/A

* GAAP and Non-GAAP earnings per share include the net impact of Acquired IPRD charges and licensing income, which decreased by $0.03 per share in the third quarter of 2023 compared to an increase of $0.02 per share in the third quarter of 2022.
** See "Use of Non-GAAP Financial Information".

THIRD QUARTER FINANCIAL RESULTS
All comparisons are made versus the same period in 2022 unless otherwise stated.
•Bristol Myers Squibb posted third quarter revenues of $11.0 billion, a decrease of 2%, or 3% when adjusted for foreign exchange, due to lower sales of Revlimid, partially offset by our new product portfolio and in-line products.
•U.S. revenues decreased 4% to $7.6 billion in the quarter primarily due to lower sales of Revlimid resulting from generic erosion and, as previously disclosed, an increase in the number of patients receiving free drug product for Revlimid, and to a lesser extent Pomalyst, from the Bristol Myers Squibb Patient Assistance Foundation, a separate and independent 501(c)(3) entity to which BMS donates products. This was partially offset by our new product portfolio and in-line products.
•International revenues increased 2% to $3.3 billion in the quarter. When adjusted for foreign exchange impacts, international revenues increased 1%, primarily due to Opdivo and our new product portfolio, partially offset by lower average net selling prices.
•On a GAAP basis, gross margin decreased from 79.0% to 77.1% and on a Non-GAAP basis, decreased from 79.8% to 77.3% primarily due to product mix and lower hedge settlement gains.
•On a GAAP basis, marketing, selling and administrative expenses increased 4% to $2.0 billion in the quarter primarily due to higher advertising and promotion costs to support new product launches, partially offset by the cash settlement of Turning Point Therapeutics, Inc. ("Turning Point") unvested stock awards in 2022. On a Non-GAAP basis, marketing, selling and administrative expenses increased 4% to $1.9 billion in the quarter, primarily due to higher advertising and promotion costs to support new product launches.
•On a GAAP basis, research and development expenses decreased 7% to $2.2 billion in the quarter due to lower clinical grants and supplies and cash settlement of Turning Point unvested stock awards in 2022. On a Non-GAAP basis, research and development expenses decreased 4% to $2.2 billion in the quarter primarily due to lower clinical grants and supplies.

•On a GAAP and Non-GAAP basis, Acquired IPRD increased to $80 million in the quarter from $30 million in the same period a year ago. On a GAAP and Non-GAAP basis, licensing income was $12 million in the quarter compared to $73 million in the same period a year ago.
•On a GAAP basis, amortization of acquired intangible assets decreased 7% to $2.3 billion in the quarter, primarily due to the Abraxane marketed product right being fully amortized in the fourth quarter of 2022.
•On a GAAP basis, effective tax rate changed from 27.2% to 9.5% in the quarter and on a Non-GAAP basis the effective tax rate changed from 16.9% to 11.6%, primarily due to changes in the IRS income tax guidance regarding deductibility of certain non-U.S. research and development expenses.
•The company reported on a GAAP basis net earnings attributable to Bristol Myers Squibb of $1.9 billion, or $0.93 per share, in the third quarter compared to $1.6 billion, or $0.75 per share, for the same period a year ago.
•The company reported on a Non-GAAP basis net earnings attributable to Bristol Myers Squibb of $4.1 billion, or $2.00 per share, in the third quarter compared to $4.3 billion, or $1.99 per share, for the same period a year ago.
•The EPS results in the third quarter of 2023 also include the impact of lower weighted-average common shares outstanding.

THIRD QUARTER PRODUCT REVENUE HIGHLIGHTS

($ amounts in millions)	Quarter Ended September 30, 2023			% Change from Quarter Ended September 30, 2022			% Change from Quarter Ended September 30, 2022 Ex-F/X**
	U.S.(c)	Int'l	WW(d)	U.S.(c)	Int'l	WW(d)	Int'l	WW(d)
In-Line Products
Eliquis	$1,799	$906	$2,705	4%	(2)%	2%	(6)%	—%
Opdivo	1,352	923	2,275	9%	15%	11%	15%	11%
Pomalyst/Imnovid	610	262	872	(5)%	7%	(2)%	4%	(2)%
Orencia	719	206	925	5%	2%	5%	1%	5%
Sprycel	406	111	517	1%	(30)%	(8)%	(29)%	(8)%
Yervoy	362	217	579	12%	8%	11%	6%	10%
Mature and other products (a)	191	285	476	—%	(12)%	(7)%	(11)%	(7)%
Total In-Line Products	5,439	2,910	8,349	4%	2%	3%	—%	3%
New Product Portfolio
Reblozyl	200	48	248	28%	41%	31%	35%	29%
Abecma	69	24	93	(8)%	(25)%	(13)%	(28)%	(14)%
Opdualag	162	4	166	93%	N/A	98%	N/A	98%
Zeposia	96	27	123	92%	42%	78%	32%	75%
Breyanzi	77	15	92	*	67%	*	67%	*
Onureg	30	13	43	25%	63%	34%	50%	31%
Inrebic	19	10	29	12%	*	38%	*	33%
Camzyos	67	1	68	*	N/A	*	N/A	*
Sotyktu	62	4	66	*	N/A	*	N/A	*
Total New Product Portfolio	782	146	928	75%	38%	68%	31%	67%
Total In-Line and New Product Portfolio	6,221	3,056	9,277	10%	3%	8%	1%	7%
Recent LOE Products (b)
Revlimid	1,226	203	1,429	(44)%	(19)%	(41)%	(18)%	(41)%
Abraxane	181	79	260	57%	27%	47%	39%	51%
Total Recent LOE Products	1,407	282	1,689	(38)%	(10)%	(35)%	(7)%	(35)%

Total Revenues	$7,628	$3,338	$10,966	(4)%	2%	(2)%	1%	(3)%
*    In excess of +100%
**    See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.
(d)    Worldwide (WW) includes International (Int'l) and U.S.

THIRD QUARTER PRODUCT REVENUE HIGHLIGHTS
In-Line Products
Revenues for in-line products in the third quarter were $8.3 billion compared to $8.1 billion in the prior year period. In-line products revenue was largely driven by:
•Opdivo worldwide revenues increased 11% reported and when adjusted for foreign exchange. U.S. revenues increased 9% to $1.4 billion compared to the prior year period primarily due to higher demand. International revenues were $923 million compared to $804 million in the prior year period, representing an increase of 15% reported and when adjusted for foreign exchange, primarily due to higher demand as a result of launches for additional indications and core indications.
•Eliquis worldwide revenues increased 2% compared to the prior year period. U.S. revenues were $1.8 billion compared to $1.7 billion in the prior year period, representing an increase of 4% primarily due to higher demand, partially offset by GTN adjustments in 2023. International revenues were $906 million compared to $926 million in the prior year period, representing a decrease of 2%, primarily driven by lower average net selling prices and generic erosion in Canada and the U.K.
New Product Portfolio
•New product portfolio worldwide revenues increased to $928 million compared to $553 million in the prior year period, representing a growth of 68%, primarily driven by higher demand across the portfolio, including for Opdualag, Sotyktu, Camzyos, Reblozyl, Zeposia and Breyanzi.
Recent LOE Products
•Revlimid worldwide revenues declined by 41% compared to the prior year period, primarily due to generic erosion and, as previously disclosed, an increase in the number of patients receiving free drug product from the Bristol Myers Squibb Patient Assistance Foundation, a separate and independent 501(c)(3) entity to which the company donates products.

PRODUCT AND PIPELINE UPDATE
Bristol Myers Squibb recently achieved significant regulatory and clinical milestones, including an important U.S. regulatory approval for Reblozyl in first-line, MDS-associated anemia. In addition, the company achieved strong results from a Phase 3 study evaluating subcutaneous nivolumab and received two key approvals—from the U.S. Food and Drug Administration (FDA) and the European Commission for Opdivo in stage IIB or IIC melanoma. The company also announced initial data from a Phase 3 trial evaluating a perioperative regimen including Opdivo in non-small cell lung cancer, as well as positive Phase 2 results evaluating its potential first-in-class LPA1 antagonist in progressive pulmonary fibrosis.

Cardiovascular

Category	Asset	Milestone
Clinical & Research	Camzyos® (mavacamten)
Data from the EXPLORER-LTE cohort of the MAVA-LTE study showed sustained improvements in left ventricular outflow tract obstruction, symptoms and NT-proBNP levels in patients with symptomatic obstructive hypertrophic cardiomyopathy (HCM) based on a cumulative 120-week analysis.
                                                                                                                                                                                                                                                         In addition, long-term follow-up results from the Phase 3 VALOR-HCM LTE trial demonstrated the consistent impact of oral treatment for severely symptomatic obstructive HCM patients by showing that nearly nine out of 10 patients treated with Camzyos have continued in the trial without septal reduction therapy at either 40 or 56 weeks of treatment.

Eliquis® (apixaban)
Results presented by the Bristol-Myers Squibb-Pfizer Alliance from ATHENS, a retrospective real-world data study, demonstrated that switching from Eliquis to rivaroxaban in non-valvular atrial fibrillation patients was associated with a higher risk of stroke/systemic embolism and major bleeding than those who continued Eliquis.

Oncology

Category	Asset	Milestone
Regulatory	Opdivo® (nivolumab)
The FDA approved the supplemental Biologics License Application for Opdivo as a monotherapy in the adjuvant setting for the treatment of eligible patients with completely resected stage IIB or IIC melanoma. The approval is based on results from the CheckMate -76K trial.

The European Commission approved Opdivo as a monotherapy for the adjuvant treatment of adults and adolescents 12 years of age and older with stage IIB or IIC melanoma who have undergone complete resection. The approval is based on results from the Phase 3 CheckMate -76K trial.

Clinical & Research	Opdivo
First results from the Phase 3 CheckMate -901 trial demonstrated that Opdivo in combination with cisplatin-based chemotherapy followed by Opdivo monotherapy demonstrated statistically significant and clinically meaningful improvements in the primary efficacy endpoints of overall survival and progression-free survival compared to standard-of-care cisplatin-based chemotherapy as a first-line treatment for patients with unresectable or metastatic urothelial carcinoma who are eligible for cisplatin-based chemotherapy.

First data disclosure from the Phase 3 CheckMate -77T trial evaluating the perioperative regimen of neoadjuvant Opdivo with chemotherapy followed by surgery and adjuvant Opdivo in patients with resectable stage IIA to IIIB non-small cell lung cancer (NSCLC) demonstrated a statistically significant and clinically meaningful improvement in the primary efficacy endpoint of event-free survival compared to neoadjuvant chemotherapy and placebo followed by surgery and adjuvant placebo.

Three-year follow-up results from exploratory analyses of the Phase 3 CheckMate -816 trial demonstrated sustained event-free survival (EFS) and promising overall survival trends with three cycles of Opdivo in combination with platinum-based chemotherapy for the neoadjuvant treatment of patients with resectable NSCLC, regardless of PD-L1 expression levels. Neoadjuvant Opdivo with chemotherapy also showed improvements in pathologic complete response (pCR) and major pathologic response (MPR) over chemotherapy alone in PD-L1 ≥1% and <1% patient populations.

Part B of the Phase 3 CheckMate -914 trial, evaluating Opdivo as an adjuvant treatment for patients with localized renal cell carcinoma who have undergone full or partial removal of the kidney and who are at a moderate or high risk of relapse, did not meet the primary endpoint of disease-free survival as assessed by Blinded Independent Central Review. The safety profile was consistent with previously reported studies of other Opdivo and Opdivo-based combinations in solid tumors.

Subcutaneous nivolumab
Results from the Phase 3 CheckMate -67T trial evaluating subcutaneous nivolumab in advanced or metastatic clear cell renal cell carcinoma demonstrated noninferior pharmacokinetics and overall response rate (co-primary endpoints) and objective response rate (key secondary endpoint) when compared to intravenous Opdivo. The company looks forward to discussing next steps for subcutaneous nivolumab with health authorities across multiple indications.

Opdivo+Yervoy
Six-year follow-up results from Part 1 of the Phase 3 CheckMate -227 trial demonstrated long-term, durable survival benefits of Opdivo plus Yervoy compared to chemotherapy in the first-line treatment of patients with metastatic NSCLC, regardless of PD-L1 expression levels.

repotrectinib
Updated results from the registrational Phase 1/2 TRIDENT-1 study demonstrated that repotrectinib, a next-generation ROS1/TRK tyrosine kinase inhibitor, continued to show high response rates and durable responses in patients with ROS1-positive locally advanced or metastatic NSCLC. The FDA granted Priority Review of the New Drug Application for repotrectinib and assigned a Prescription Drug User Fee Act goal date of November 27, 2023.

Hematology

Category	Asset	Milestone
Regulatory	Reblozyl® (luspatercept-aamt)
The FDA approved Reblozyl for the treatment of anemia without previous erythropoiesis stimulating agent use (ESA-naïve) in adult patients with very low- to intermediate-risk myelodysplastic syndromes who may require regular red blood cell transfusions. The approval is based on interim results from the pivotal Phase 3 COMMANDS trial, expanding Reblozyl indication to the first-line setting regardless of ring sideroblast status and enabling treatment across a broader array of patients.

Immunology

Category	Asset	Milestone
Regulatory	LPA1 antagonist BMS-986278
The FDA granted BMS-986278, a potential first-in-class oral, lysophosphatidic acid receptor 1 (LPA1) antagonist, Breakthrough Therapy Designation for the treatment of progressive pulmonary fibrosis (PPF).

Clinical & Research	LPA1 antagonist
Results from the Phase 2 study evaluating BMS-986278 in patients with PPF demonstrated that twice-daily administration of 60mg of BMS-986278 over 26 weeks reduced the rate of decline in percent predicted forced vital capacity by 69% compared to placebo.

Sotyktu™ (deucravacitinib)
Results from the POETYK-PSO long-term extension trial of Sotyktu treatment in adult patients with moderate-to-severe plaque psoriasis demonstrated that clinical response was maintained at 73.2% for Psoriasis Area and Severity Index 75 with 3 years of continuous Sotyktu treatment. Sotyktu demonstrated a consistent safety profile with no increases in adverse or serious adverse events and no new safety signals.

Zeposia® (ozanimod)
First interim readout from the Phase 3b ENLIGHTEN trial demonstrated that almost half of patients with early relapsing multiple sclerosis (RMS) have clinically meaningful improvement in cognitive functioning compared to baseline after one year of Zeposia treatment.

In addition, late-breaking data from the DAYBREAK and RADIANCE trials demonstrated that, after eight years of follow-up, 76% of patients treated with Zeposia for RMS were free of six-month confirmed disability progression. Findings also demonstrated treatment with Zeposia resulted in low rates of progression-independent relapse activity and relapse-associated worsening, key drivers of disease progression and permanent disability in multiple sclerosis.

Research and Development (R&D) Update
In September, Bristol Myers Squibb hosted an R&D Day highlighting its advancing pipeline and differentiated research platforms to support long-term sustainable growth. During the presentation, members of the company's leadership team discussed:

•The strengthening of Bristol Myers Squibb's scientific leadership and the advancement of a promising pipeline;
•An expectation of doubling registrational assets from six to 12 over the next 18 months;
•More than 25 indication expansion opportunities on the horizon and nine high-potential early assets that are expected to advance in the company’s pipeline;
•Differentiated research platforms that support long-term growth, including Cell Therapy and Targeted Protein Degradation;
•Increased depth across the company’s oncology, hematology, immunology and cardiovascular therapeutic areas and a growing presence in neuroscience; and
•Efforts to further increase and sustain the productivity of its R&D engine and bring treatments to patients faster.

Business Development
In October 2023, the company announced it had entered into a definitive merger agreement to acquire Mirati Therapeutics, Inc. ("Mirati"), a commercial-stage targeted oncology company. The pending acquisition, when complete, is expected to strengthen and diversify Bristol Myers Squibb's oncology franchise, add KRAZATI (adagrasib), a best-in-class KRASG12C inhibitor currently approved in lung cancer, to its commercial oncology portfolio, and add MRTX1719, a potential first-in-class MTA-cooperative PRMT5 inhibitor in Phase 1 development. Bristol Myers Squibb also gains access to several promising clinical and pre-clinical stage assets, including additional KRAS inhibitors and enabling programs.

Capital Allocation
The company maintains a balanced approach to capital allocation focused on prioritizing investment for growth through business development, maintaining a strong balance sheet, growing the dividend and opportunistic share repurchases. Dividend decisions are subject to approval by the Board of Directors.
•In August, the company announced that it had entered into accelerated share repurchase (ASR) agreements to repurchase, in aggregate, $4 billion of Bristol Myers Squibb common stock. The company anticipates that final settlement of these transactions will occur during the fourth quarter of 2023.

Environmental, Social & Governance (ESG)
As a leading biopharmaceutical company, we understand our responsibility extends well beyond the discovery, development and delivery of innovative medicines. Our evolving ESG strategy builds on a legacy of comprehensive and global sustainability efforts that seek to drive business value and positively impact patients, employees, communities and the planet.

•In August 2023, the company published its latest ESG report, which details the company's goals, strategies and performance across four ESG focus areas: ethics, integrity and quality; health equity and healthcare access; global inclusion and diversity; and environmental sustainability. Highlights include:
◦Increased access for underserved communities.
◦Progress toward global inclusion and diversity and health equity aspirational goals.
◦Expanded clinical trial diversity and advanced supplier diversity.
◦A reduced environmental footprint.
◦Strengthened ESG oversight and accountability.
•Bristol Myers Squibb was inducted into the Billion Dollar Roundtable, joining other Fortune 100 companies that have invested $1 billion with diverse-owned suppliers.

Financial Guidance
Bristol Myers Squibb is revising its 2023 GAAP and Non-GAAP line item guidance as follows:
•Adjusting total revenues for Revlimid to be approximately $6.0 billion.
•Adjusting GAAP diluted EPS range to $3.68-$3.83 and raising midpoint of Non-GAAP diluted EPS range, with the new range being $7.50-$7.65.
•Adjusting GAAP tax rate to approximately 11% and adjusting Non-GAAP tax rate to approximately 15.5%, primarily due to a reduction in previously estimated taxes resulting from changes in the income tax guidance regarding deductibility of certain non-U.S. research and development expenses.

Key 2023 GAAP and Non-GAAP line-item guidance assumptions are:

	U.S. GAAP		Non-GAAP[2]
	July (Prior)	October (Revised)	July (Prior)	October (Revised)
Total Revenues (as reported)	Low single-digit decline	No Change	Low single-digit decline	No Change
Total Revenues (excl. F/X)	Low single-digit decline	No Change	Low single-digit decline	No Change
Revlimid	~ $5.5 billion	~$6.0 billion	~ $5.5 billion	~$6.0 billion
Gross Margin %	~76%	No Change	~76%	No Change
Operating Expenses[1]	Low single-digit decline	No Change	Low single-digit decline	No Change

Tax Rate	~ 16%	~11%	~ 17.5%	~15.5%
Diluted EPS	$3.72-$4.02	$3.68-$3.83	$7.35-$7.65	$7.50-$7.65
1 Operating Expenses — MS&A and R&D, excluding Acquired IPRD and Amortization of acquired intangible assets.
2 See "Use of Non-GAAP Financial Information."

The 2023 financial guidance excludes the impact of any potential future strategic acquisitions, including the planned acquisition of Mirati, and divestitures, and any specified items that have not yet been identified and quantified and the impact of future Acquired IPRD charges, including the charge associated with the re-acquisition of rights for mavacamten in China and certain other Asian territories. To the extent we have quantified the impact of significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights, we may update this information from time to time on our website www.bms.com, in the "Investors" section. GAAP and Non-GAAP guidance assume current exchange rates. The 2023 Non-GAAP EPS guidance is further explained under “Use of Non-GAAP Financial Information.” The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

The company will no longer include GAAP financial guidance beginning with the presentation of the fourth quarter and year-end 2023 results.

Medium-Term Financial Targets
The company is updating its previously communicated medium-term targets:

July (Prior)	October (Revised)
Low-to-mid single digit revenue CAGR[1] from 2020-2025	Reaffirms low-to-mid single digit revenue CAGR[1] from 2020-2025
Low double-digit revenue CAGR[1] Ex-Revlimid/Pomalyst from 2020-2025	Reaffirms low double-digit revenue CAGR[1] Ex-Revlimid/Pomalyst from 2020-2025
$8-$10 billion growth from in-line brands[2] from 2020-2025	Reaffirms $8-$10 billion growth from in-line brands[2] from 2020-2025
$10-$13 billion from new product portfolio in 2025	Adjusts to >$10 billion revenue from new product portfolio in 2026
40%+ Non-GAAP operating margin through 2025	Adjusts Non-GAAP operating margin target to >37% through 2025
1 At constant exchange rates on a risk-adjusted basis.
2 Primarily I-O and Eliquis.

Conference Call Information
Bristol Myers Squibb will host a conference call today, Thursday, October 26, 2023, at 8:00 a.m. ET during which company executives will review the quarterly financial results and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com.

Investors and the public can register for the live conference call here. Those unable to register can access the live conference call by dialing in the U.S. toll-free 1-833-816-1116 or international +1 412-317-0705. Materials related to the call will be available at http://investor.bms.com prior to the start of the conference call.

A replay of the webcast will be available at http://investor.bms.com approximately three hours after the conference call concludes. A replay of the conference call will be available beginning at 11:30 a.m. ET on October 26, 2023, through 11:30 a.m. ET on November 9, 2023, by dialing in the U.S. toll free 1-877-344-7529 or international +1 412-317-0088, confirmation code: 3515954.

About Bristol Myers Squibb
Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.
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For more information, contact:
Media: media@bms.com
Investor Relations: investor.relations@bms.com

Use of Non-GAAP Financial Information
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The Non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the Non-GAAP financial measures presented portray the results of the company's baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods. In addition, Non-GAAP gross margin, which is gross profit excluding certain specified items, as a percentage of revenues, Non-GAAP operating margin, which is gross profit less marketing, selling and administrative expenses and research and development expense excluding certain specified items as a percentage of revenues, Non-GAAP operating expenses, which is marketing, selling and administrative and research and development expenses excluding certain specified items, Non-GAAP marketing, selling and administrative expense, which is marketing, selling and administrative expense excluding certain specified items, and Non-GAAP research and development expenses, which is research and development expenses excluding certain specified items, are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by our management and make it easier for investors, analysts and peers to compare our operating performance to other companies in our industry and to compare our year-over-year results.

This earnings release and the accompanying tables also provide certain revenues and expenses as well as Non-GAAP measures excluding the impact of foreign exchange ("Ex-Fx"). We calculate foreign exchange impacts by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. Ex-Fx financial measures are not accounted for according to GAAP because they remove the effects of currency movements from GAAP results.

Non-GAAP financial measures such as Non-GAAP earnings and related EPS information are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded from Non-GAAP earnings and related EPS information because the company believes they neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets, including product rights that generate a significant portion of our ongoing revenue and will recur until the intangible assets are fully amortized, unwind of inventory purchase price adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, costs of acquiring a priority review voucher, divestiture gains or losses, stock compensation resulting from acquisition-related equity awards, pension, legal and other contractual settlement charges, equity investment and contingent value rights fair value adjustments (including fair value adjustments attributed to limited partnership equity method investments), income resulting from the change in control of the Nimbus Therapeutics TYK2 Program and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates. Certain other significant tax items are also excluded such as the impact resulting from a non-U.S. tax ruling regarding the deductibility of a statutory impairment of subsidiary investments.

Because the Non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related financial measures presented in the press release that are prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of the Non-GAAP financial measures to the most comparable GAAP measures are provided in the accompanying financial tables and will also be available on the company’s website at www.bms.com. Within the accompanying financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

Also note that a reconciliation of forward-looking Non-GAAP gross margin, Non-GAAP operating margin, Non-GAAP operating expenses and Non-GAAP effective tax rate is not provided because comparable GAAP measures for such measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not able to reliably predict the impact of the unwind of inventory purchase price adjustments, accelerated depreciation and impairment of property, plant and equipment and intangible assets and stock compensation resulting from acquisition-related equity awards, or currency exchange rates beyond the next twelve months. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on our future GAAP results.

Website Information
We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the Company’s 2023 financial guidance, plans and strategy, including its business development and capital allocation strategy, the acquisition of Mirati by the company, anticipated developments in the company’s pipeline and expectations with respect to the company’s future market position. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. No forward-looking statement can be guaranteed and there is no assurance that the company will achieve its financial guidance and long-term targets, that the company’s future clinical studies will support the data described in this release, that the company’s product candidates will receive necessary clinical and manufacturing regulatory approvals, that the company’s pipeline products will prove to be commercially successful, that clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes, or that contractual milestones will be achieved or that the acquisition of Mirati will be completed on the current anticipated timeline or at all.

Forward-looking statements are based on current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to: increasing pricing pressures from market access, pharmaceutical pricing controls and discounting; market actions taken by private and government payers to manage drug utilization and contain costs; the company’s ability to retain patent exclusivity of certain products; regulatory changes that result in lower prices, lower reimbursement rates and smaller populations for whom payers will reimburse; changes under the 340B Drug Pricing Program; the company’s ability to obtain and maintain regulatory approval for its product candidates; the company’s ability to obtain and protect market exclusivity rights and enforce patents and other intellectual property rights; the possibility of difficulties and delays in product introduction and commercialization; increasing industry competition; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; failure to complete, or delays in completing, collaborations, acquisitions, divestitures, alliances and other portfolio actions and the failure to achieve anticipated benefits from such transactions and actions; the risk of an adverse patent litigation decision or settlement and exposure to other litigation and/or regulatory actions or investigations; the impact of any healthcare reform and legislation or regulatory action in the United States and international markets; increasing market penetration of lower-priced generic products; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; the impact of counterfeit or unregistered versions of the company’s products and from stolen products; product label changes or other measures that could reduce the product's market acceptance for the company's products and result in declining sales; safety or efficacy concerns regarding the company’s products or any product in the same class as the company’s products; the risk of cyber-attacks on the company’s information systems or products and unauthorized disclosure of trade secrets or other confidential data; the company’s ability to execute its financial, strategic and operational plans; the company’s dependency on several key products; any decline in the company’s future royalty streams; the company’s ability to attract and retain key personnel; the impact of the company’s significant indebtedness; political and financial instability of international economies and sovereign risk including as a result of the Russian Federation-Ukraine conflict; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; risks relating to the use of social media platforms; the impact of our exclusive forum provision in our by-laws for certain lawsuits on our stockholders’ ability to obtain a judicial forum that they find favorable for such lawsuits; issuance of new or revised accounting standards; and risks relating to public health outbreaks, epidemics and pandemics, including the impact of the COVID-19 pandemic on the company’s operations.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net product sales	$10,645	$10,813	$32,610	$33,606
Alliance and other revenues	321	405	919	1,147
Total Revenues	10,966	11,218	33,529	34,753

Cost of products sold(a)	2,506	2,353	7,948	7,544
Marketing, selling and administrative	2,003	1,930	5,699	5,548
Research and development	2,242	2,418	6,821	6,999
Acquired IPRD	80	30	313	763
Amortization of acquired intangible assets	2,256	2,418	6,769	7,252
Other (income)/expense, net	(258)	(140)	(787)	793
Total Expenses	8,829	9,009	26,763	28,899

Earnings Before Income Taxes	2,137	2,209	6,766	5,854
Provision for Income Taxes	203	601	488	1,534
Net Earnings	1,934	1,608	6,278	4,320
Noncontrolling Interest	6	2	15	15
Net Earnings Attributable to BMS	$1,928	$1,606	$6,263	$4,305

Weighted-Average Common Shares Outstanding:
Basic	2,057	2,133	2,083	2,137
Diluted	2,064	2,148	2,093	2,154

Earnings per Common Share:
Basic	$0.94	$0.75	$3.01	$2.01
Diluted	0.93	0.75	2.99	2.00

Other (income)/expense, net
Interest expense(b)	$280	$299	$850	$938
Royalty and licensing income	(365)	(374)	(1,068)	(967)
Royalty income - divestitures	(217)	(205)	(623)	(597)
Equity investment losses	—	14	213	966
Integration expenses	54	114	180	343
Loss on debt redemption	—	—	—	266
Divestiture gains	—	—	—	(211)
Litigation and other settlements	(61)	44	(393)	32
Investment income	(107)	(52)	(304)	(89)
Provision for restructuring	141	17	321	60
Other	17	3	37	52
Other (income)/expense, net	$(258)	$(140)	$(787)	$793
(a)    Excludes amortization of acquired intangible assets.
(b)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(Unaudited, dollars in millions)

							Change vs. 2022
	2023			2022			GAAP			Excl. F/X**
	U.S. (c)	Int'l	WW (d)	U.S. (c)	Int'l	WW (d)	U.S. (c)	Int'l	WW (d)	U.S.(c)	Int'l	WW (d)
In-Line Products
Eliquis	$1,799	$906	$2,705	$1,729	$926	$2,655	4%	(2)%	2%	4%	(6)%	—%
Opdivo	1,352	923	2,275	1,243	804	2,047	9%	15%	11%	9%	15%	11%
Pomalyst/Imnovid	610	262	872	640	246	886	(5)%	7%	(2)%	(5)%	4%	(2)%
Orencia	719	206	925	682	201	883	5%	2%	5%	5%	1%	5%
Sprycel	406	111	517	402	158	560	1%	(30)%	(8)%	1%	(29)%	(8)%
Yervoy	362	217	579	322	201	523	12%	8%	11%	12%	6%	10%
Mature and other brands(a)	191	285	476	191	323	514	—%	(12)%	(7)%	—%	(11)%	(7)%
Total In-Line Products	5,439	2,910	8,349	5,209	2,859	8,068	4%	2%	3%	4%	—%	3%
New Product Portfolio
Reblozyl	200	48	248	156	34	190	28%	41%	31%	28%	35%	29%
Abecma	69	24	93	75	32	107	(8)%	(25)%	(13)%	(8)%	(28)%	(14)%
Opdualag	162	4	166	84	—	84	93%	N/A	98%	93%	N/A	98%
Zeposia	96	27	123	50	19	69	92%	42%	78%	92%	32%	75%
Breyanzi	77	15	92	35	9	44	*	67%	*	*	67%	*
Onureg	30	13	43	24	8	32	25%	63%	34%	25%	50%	31%
Inrebic	19	10	29	17	4	21	12%	*	38%	12%	*	33%
Camzyos	67	1	68	5	—	5	*	N/A	*	*	N/A	*
Sotyktu	62	4	66	1	—	1	*	N/A	*	*	N/A	*
Total New Product Portfolio	782	146	928	447	106	553	75%	38%	68%	75%	31%	67%
Total In-Line and New Product Portfolio	6,221	3,056	9,277	5,656	2,965	8,621	10%	3%	8%	10%	1%	7%
Recent LOE Products(b)
Revlimid	1,226	203	1,429	2,170	250	2,420	(44)%	(19)%	(41)%	(44)%	(18)%	(41)%
Abraxane	181	79	260	115	62	177	57%	27%	47%	57%	39%	51%
Total Recent LOE Products	1,407	282	1,689	2,285	312	2,597	(38)%	(10)%	(35)%	(38)%	(7)%	(35)%

Total Revenues	$7,628	$3,338	$10,966	$7,941	$3,277	$11,218	(4)%	2%	(2)%	(4)%	1%	(3)%
*    In excess of +100%
**    See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.
(d)    Worldwide (WW) includes International (Int'l) and U.S.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(Unaudited, dollars in millions)

							Change vs. 2022
	2023			2022			GAAP			Excl. F/X**
	U.S. (c)	Int'l	WW (d)	U.S. (c)	Int'l	WW (d)	U.S. (c)	Int'l	WW (d)	U.S.(c)	Int'l	WW (d)
In-Line Products
Eliquis	$6,693	$2,639	$9,332	$6,068	$3,033	$9,101	10%	(13)%	3%	10%	(12)%	3%
Opdivo	3,872	2,750	6,622	3,547	2,486	6,033	9%	11%	10%	9%	14%	11%
Pomalyst/Imnovid	1,725	826	2,551	1,813	807	2,620	(5)%	2%	(3)%	(5)%	4%	(2)%
Orencia	1,988	628	2,616	1,928	623	2,551	3%	1%	3%	3%	4%	3%
Sprycel	1,029	375	1,404	1,079	508	1,587	(5)%	(26)%	(12)%	(5)%	(23)%	(11)%
Yervoy	1,045	627	1,672	959	604	1,563	9%	4%	7%	9%	7%	8%
Mature and other brands(a)	570	845	1,415	565	998	1,563	1%	(15)%	(9)%	1%	(13)%	(8)%
Total In-Line Products	16,922	8,690	25,612	15,959	9,059	25,018	6%	(4)%	2%	6%	(2)%	3%
New Product Portfolio
Reblozyl	537	151	688	434	84	518	24%	80%	33%	24%	79%	33%
Abecma	302	70	372	203	60	263	49%	17%	41%	49%	17%	41%
Opdualag	430	7	437	148	—	148	*	N/A	*	*	N/A	*
Zeposia	223	78	301	119	52	171	87%	50%	76%	87%	48%	75%
Breyanzi	218	45	263	109	18	127	100%	*	*	100%	*	*
Onureg	86	35	121	68	19	87	26%	84%	39%	26%	84%	39%
Inrebic	55	26	81	52	10	62	6%	*	31%	6%	*	31%
Camzyos	142	1	143	8	—	8	*	N/A	*	*	N/A	*
Sotyktu	101	6	107	1	—	1	*	N/A	*	*	N/A	*
Total New Product Portfolio	2,094	419	2,513	1,142	243	1,385	83%	72%	81%	83%	72%	81%
Total In-Line and New Product Portfolio	19,016	9,109	28,125	17,101	9,302	26,403	11%	(2)%	7%	11%	—%	7%
Recent LOE Products(b)
Revlimid	4,004	643	4,647	6,338	1,380	7,718	(37)%	(53)%	(40)%	(37)%	(52)%	(40)%
Abraxane	532	225	757	464	168	632	15%	34%	20%	15%	46%	23%
Total Recent LOE Products	4,536	868	5,404	6,802	1,548	8,350	(33)%	(44)%	(35)%	(33)%	(41)%	(35)%

Total Revenues	$23,552	$9,977	$33,529	$23,903	$10,850	$34,753	(1)%	(8)%	(4)%	(1)%	(6)%	(3)%
*    In excess of +100%
**    See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.
(d)    Worldwide (WW) includes International (Int'l) and U.S.

BRISTOL-MYERS SQUIBB COMPANY
INTERNATIONAL AND WORLDWIDE REVENUES
FOREIGN EXCHANGE IMPACT (%)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023
(Unaudited)

	International			WW (c)
	Revenue Change %	F/X % Favorable/ (Unfavorable)	Revenue Change % Ex- F/X	Revenue Change %	F/X % Favorable/ (Unfavorable)	Revenue Change % Ex- F/X
In-Line Products
Eliquis	(2)%	4%	(6)%	2%	2%	—%
Opdivo	15%	—%	15%	11%	—%	11%
Pomalyst/Imnovid	7%	3%	4%	(2)%	—%	(2)%
Orencia	2%	1%	1%	5%	—%	5%
Sprycel	(30)%	(1)%	(29)%	(8)%	—%	(8)%
Yervoy	8%	2%	6%	11%	1%	10%
Mature and other products(a)	(12)%	(1)%	(11)%	(7)%	—%	(7)%
Total In-Line Products	2%	2%	—%	3%	—%	3%
New Product Portfolio
Reblozyl	41%	6%	35%	31%	2%	29%
Abecma	(25)%	3%	(28)%	(13)%	1%	(14)%
Opdualag	N/A	N/A	N/A	98%	—%	98%
Zeposia	42%	10%	32%	78%	3%	75%
Breyanzi	67%	—%	67%	*	*	*
Onureg	63%	13%	50%	34%	3%	31%
Inrebic	*	*	*	38%	5%	33%
Camzyos	N/A	N/A	N/A	*	*	*
Sotyktu	N/A	N/A	N/A	*	*	*
Total New Product Portfolio	38%	7%	31%	68%	1%	67%
Total In-Line Products and New Product Portfolio	3%	2%	1%	8%	1%	7%
Recent LOE Products(b)
Revlimid	(19)%	(1)%	(18)%	(41)%	—%	(41)%
Abraxane	27%	(12)%	39%	47%	(4)%	51%
Total Recent LOE Products	(10)%	(3)%	(7)%	(35)%	—%	(35)%

Total	2%	1%	1%	(2)%	1%	(3)%
*    In excess of +/-100%.
**    See "Use of Non—GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and other mature products.
(b)    Recent LOE products include products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Worldwide (WW) includes International (Int'l) and U.S.

BRISTOL-MYERS SQUIBB COMPANY
INTERNATIONAL AND WORLDWIDE REVENUES
FOREIGN EXCHANGE IMPACT (%)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
(Unaudited)

	International			WW (c)
	Revenue Change %	F/X % Favorable/ (Unfavorable)	Revenue Change % Ex- F/X	Revenue Change %	F/X % Favorable/ (Unfavorable)	Revenue Change % Ex- F/X
In-Line Products
Eliquis	(13)%	(1)%	(12)%	3%	—%	3%
Opdivo	11%	(3)%	14%	10%	(1)%	11%
Pomalyst/Imnovid	2%	(2)%	4%	(3)%	(1)%	(2)%
Orencia	1%	(3)%	4%	3%	—%	3%
Sprycel	(26)%	(3)%	(23)%	(12)%	(1)%	(11)%
Yervoy	4%	(3)%	7%	7%	(1)%	8%
Mature and other products(a)	(15)%	(2)%	(13)%	(9)%	(1)%	(8)%
Total In-Line Products	(4)%	(2)%	(2)%	2%	(1)%	3%
New Product Portfolio
Reblozyl	80%	1%	79%	33%	—%	33%
Abecma	17%	—%	17%	41%	—%	41%
Opdualag	N/A	N/A	N/A	*	*	*
Zeposia	50%	2%	48%	76%	1%	75%
Breyanzi	*	*	*	*	*	*
Onureg	84%	—%	84%	39%	—%	39%
Inrebic	*	*	*	31%	—%	31%
Camzyos	N/A	N/A	N/A	*	*	*
Sotyktu	N/A	N/A	N/A	*	*	*
Total New Product Portfolio	72%	—%	72%	81%	—%	81%
Total In-Line Products and New Product Portfolio	(2)%	(2)%	—%	7%	—%	7%
Recent LOE Products(b)
Revlimid	(53)%	(1)%	(52)%	(40)%	—%	(40)%
Abraxane	34%	(12)%	46%	20%	(3)%	23%
Total Recent LOE Products	(44)%	(3)%	(41)%	(35)%	—%	(35)%

Total	(8)%	(2)%	(6)%	(4)%	(1)%	(3)%
*    In excess of +/-100%.
**    See "Use of Non—GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and other mature products.
(b)    Recent LOE products include products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Worldwide (WW) includes International (Int'l) and U.S.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF GAAP AND NON-GAAP GROWTH DOLLARS AND PERCENTAGES EXCLUDING FOREIGN EXCHANGE IMPACT
(Unaudited, dollars in millions)

THREE MONTHS ENDED	2023	2022	Change $	Change %	Favorable / (Unfavorable) F/X $*	2023 Excl. F/X**	Favorable / (Unfavorable) F/X %*	% Change Excl. F/X**
Revenues	$10,966	$11,218	$(252)	(2)%	$43	$10,923	1%	(3)%
Gross profit	8,460	8,865	(405)	(5)%	N/A	N/A	N/A	N/A
Gross profit excluding specified items(a)	8,476	8,951	(475)	(5)%	N/A	N/A	N/A	N/A

Gross margin(b)	77.1%	79.0%
Gross margin excluding specified items	77.3%	79.8%

Marketing, selling and administrative	2,003	1,930	73	4%	(2)	2,001	—%	4%
Marketing, selling and administrative excluding specified items(a)	1,938	1,857	81	4%	(2)	1,936	—%	4%

Marketing, selling and administrative excluding specified items as a % of revenues	17.7%	16.6%

Research and development	2,242	2,418	(176)	(7)%	(3)	2,239	—%	(7)%
Research and development excluding specified items(a)	2,178	2,258	(80)	(4)%	(3)	2,175	—%	(4)%

Research and development excluding specified items as a % of revenues	19.9%	20.1%

NINE MONTHS ENDED	2023	2022	Change $	Change %	Favorable / (Unfavorable) F/X $*	2023 Excl. F/X**	Favorable / (Unfavorable) F/X %*	% Change Excl. F/X**

Revenues	$33,529	$34,753	$(1,224)	(4)%	$(236)	$33,765	(1)%	(3)%
Gross profit	25,581	27,209	(1,628)	(6)%	N/A	N/A	N/A	N/A
Gross profit excluding specified items(a)	25,718	27,492	(1,774)	(6)%	N/A	N/A	N/A	N/A

Gross margin(b)	76.3%	78.3%
Gross margin excluding specified items	76.7%	79.1%

Marketing, selling and administrative	5,699	5,548	151	3%	41	5,740	—%	3%
Marketing, selling and administrative excluding specified items(a)	5,614	5,469	145	3%	41	5,655	—%	3%

Marketing, selling and administrative excluding specified items as a % of revenues	16.7%	15.7%

Research and development	6,821	6,999	(178)	(3)%	17	6,838	1%	(2)%
Research and development excluding specified items(a)	6,636	6,691	(55)	(1)%	17	6,653	—%	(1)%

Research and development excluding specified items as a % of revenues	19.8%	19.3%
*    Foreign exchange impacts were derived by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results.
**    See "Use of Non-GAAP Financial Information".
(a)    Refer to the Specified Items schedule above for further details.
(b)    Represents gross profit as a percentage of Revenues.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
(Unaudited, dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Inventory purchase price accounting adjustments	$—	$86	$84	$240
Site exit and other costs	16	—	53	43
Cost of products sold	16	86	137	283

Employee compensation charges	—	73	—	73
Site exit and other costs	65	—	85	6
Marketing, selling and administrative	65	73	85	79

IPRD impairments	60	58	80	98
Priority review voucher	—	—	95	—
Inventory purchase price accounting adjustments	—	22	—	130
Employee compensation charges	—	80	—	80
Site exit and other costs	4	—	10	—
Research and development	64	160	185	308

Amortization of acquired intangible assets	2,256	2,418	6,769	7,252

Interest expense(a)	(12)	(18)	(39)	(66)
Equity investment (income)/losses	(2)	12	206	962
Integration expenses	54	114	180	343
Loss on debt redemption	—	—	—	266
Divestiture gains	—	—	—	(211)
Litigation and other settlements	(62)	36	(397)	(4)
Provision for restructuring	141	17	321	60
Other	28	28	23	70
Other (income)/expense, net	147	189	294	1,420

Increase to pretax income	2,548	2,926	7,470	9,342

Income taxes on items above	(340)	(268)	(944)	(987)
Income taxes attributed to a non-U.S. tax ruling	—	—	(656)	—
Income taxes	(340)	(268)	(1,600)	(987)

Increase to net earnings	$2,208	$2,658	$5,870	$8,355
(a)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30, 2023			Nine Months Ended September 30, 2023
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross profit	$8,460	$16	$8,476	$25,581	$137	$25,718
Marketing, selling and administrative	2,003	(65)	1,938	5,699	(85)	5,614
Research and development	2,242	(64)	2,178	6,821	(185)	6,636
Amortization of acquired intangible assets	2,256	(2,256)	—	6,769	(6,769)	—
Other (income)/expense, net	(258)	(147)	(405)	(787)	(294)	(1,081)
Earnings before income taxes	2,137	2,548	4,685	6,766	7,470	14,236
Provision for income taxes	203	340	543	488	1,600	2,088
Net earnings attributable to BMS used for diluted EPS calculation	$1,928	$2,208	$4,136	$6,263	$5,870	$12,133

Weighted-average common shares outstanding—diluted	2,064	2,064	2,064	2,093	2,093	2,093
Diluted earnings per share	$0.93	$1.07	$2.00	$2.99	$2.81	$5.80

Effective tax rate	9.5%	2.1%	11.6%	7.2%	7.5%	14.7%

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross profit	$8,865	$86	$8,951	$27,209	$283	$27,492
Marketing, selling and administrative	1,930	(73)	1,857	5,548	(79)	5,469
Research and development	2,418	(160)	2,258	6,999	(308)	6,691
Amortization of acquired intangible assets	2,418	(2,418)	—	7,252	(7,252)	—
Other (income)/expense, net	(140)	(189)	(329)	793	(1,420)	(627)
Earnings before income taxes	2,209	2,926	5,135	5,854	9,342	15,196
Provision for income taxes	601	268	869	1,534	987	2,521
Net earnings attributable to BMS used for diluted EPS calculation	$1,606	$2,658	$4,264	$4,305	$8,355	$12,660

Weighted-average common shares outstanding—diluted	2,148	2,148	2,148	2,154	2,154	2,154
Diluted earnings per share	$0.75	$1.24	$1.99	$2.00	$3.88	$5.88

Effective tax rate	27.2%	(10.3)%	16.9%	26.2%	(9.6)%	16.6%
(a) Refer to the Specified Items schedule above for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF SEPTEMBER 30, 2023 AND DECEMBER 31, 2022
(Unaudited, dollars in millions)

	September 30, 2023	December 31, 2022

Cash and cash equivalents	$7,514	$9,123
Marketable debt securities - current	171	130
Marketable debt securities - non-current	325	—
Cash, cash equivalents and marketable debt securities	$8,010	$9,253
Short-term debt obligations	(5,467)	(4,264)
Long-term debt	(32,137)	(35,056)
Net debt position	$(29,594)	$(30,067)

BRISTOL-MYERS SQUIBB COMPANY
2023 FULL YEAR PROJECTED DILUTED EPS FROM OPERATIONS
EXCLUDING PROJECTED SPECIFIED ITEMS

	Full Year 2023
	Pre-tax	Tax	After-tax
Projected Diluted Earnings Attributable to Shareholders per Common Share - GAAP			$3.68 to $3.83

Projected Specified Items:
Purchase price accounting adjustments(a)	4.35	0.53	3.82
Acquisition, restructuring and integration expenses(b)	0.31	0.07	0.24
Equity investment losses	0.10	0.02	0.08
Priority review voucher	0.05	0.01	0.04
Site exit and other costs	0.07	0.01	0.06
Litigation and other settlements	(0.19)	(0.04)	(0.15)
Impairment of intangible assets	0.05	0.01	0.04
Income tax attributed to non-U.S. tax ruling	—	0.31	(0.31)
Total	4.74	0.92	3.82

Projected Diluted Earnings Attributable to Shareholders per Common Share - Non-GAAP			$7.50 to $7.65

(a) Includes amortization of acquired intangible assets, unwind of inventory fair value adjustments and amortization of fair value adjustments of debt assumed from Celgene.
(b) Includes acquisition, restructuring and integration expenses recognized in Other (income)/expense, net.

The following table summarizes the company's 2023 financial guidance:
Line item	GAAP	Non-GAAP
Total reported revenues	Low single-digit decline	Low single-digit decline
Total revenues Ex-FX (c)	Low single-digit decline	Low single-digit decline
Revlimid	~$6.0 billion	~$6.0 billion
Gross margin %	~76%	~76%
Operating expenses(d)	Low single-digit decline	Low single-digit decline
Effective tax rate	~11%	~15.5%

(c) Ex-FX excludes the impact of foreign exchange calculated by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our prior-period results.
(d) Operating expenses consist of Marketing, Selling and Administrative expenses and Research and Development expenses, excluding Acquired IPRD expenses.

The GAAP financial results for the full year of 2023 will include specified items, including but not limited to purchase price accounting adjustments, acquisition and integration expenses, charges associated with restructuring, cost of acquiring a priority review voucher, equity investment losses (including fair value adjustments attributed to limited partnership equity method investments), impairment of intangible assets, litigation and other settlements, and income tax attributed to a Non-U.S. tax ruling. The 2023 financial guidance excludes the impact of any potential future strategic acquisitions, including the announced Mirati acquisition, and divestitures and any specified items that have not yet been identified and quantified and the impact of any potential future Acquired IPRD charges, including the charge associated with the re-acquisition of rights for mavacamten in China and certain other Asian territories. For a fuller discussion of items that could impact full year GAAP results, as well as the use of Non-GAAP financial information, see "Cautionary Statement Regarding Forward-Looking Statements" and “Use of Non-GAAP Financial Information”.